Randall Dearth Joins GCP Applied Technologies as
President and Chief Operating Officer

CAMBRIDGE, Mass. – July 12, 2018 – GCP Applied Technologies Inc. (NYSE:GCP), a leading global provider of construction products technologies, has announced the appointment of Randall S. Dearth to the position of president and chief operating officer. In this role, Dearth will lead all commercial, manufacturing, and supply chain operations. In addition, his organization will oversee the integration of acquisitions, ensure the optimization of GCP’s logistics and property network, and guide the company’s environment, health and safety program. Dearth is expected to join GCP on September 1, 2018.

Gregory Poling, GCP’s chief executive officer, said: “Randy brings an exceptional track record to our company. He has invaluable experience leading a public company, and successfully held a number of senior operating positions in the chemical industry.” Poling added that “Randy’s industry background and broad global leadership experience, ranging from sales and marketing management to president and CEO-level roles, are an ideal match for his new position.”

From 2012 to 2018, Dearth was president, CEO, and chairman of the board of Calgon Carbon Corporation, a NYSE listed company that manufactures and markets products that remove contaminants from liquids and gases. Earlier this year, Calgon Carbon was acquired by Kuraray Co. Ltd. Dearth also served for eight years as president and CEO of LANXESS Corporation (North America), a producer that develops and markets chemical intermediates, additives, specialty chemicals, and plastics. He was also president and CEO of Bayer Chemicals Corporation (North America) and held a number of global marketing roles with Bayer, both in the United States and Germany.

Dearth’s background includes a master’s degree in polymer science and engineering from Case Western Reserve University, Cleveland, Ohio; and a bachelor’s degree in chemistry from Hiram College, Hiram, Ohio. He is active in a number of professional affiliations, including serving on the board of the American Chemistry Council and as a trustee of Hiram College and Carnegie Museums of Pittsburgh; as well as several other organizations. Dearth also serves as a board member for the Stepan Company (NYSE:SCL).

Media Relations Paul Keeffe T +1 617.498.4461 mediainfo@gcpat.com	Investor Relations Joseph DeCristofaro T +1 617.498.2616 investors@gcpat.com

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About GCP Applied Technologies
GCP is a leading global provider of construction products technologies that include additives for cement and concrete, the VERIFI® in-transit concrete management system, high-performance waterproofing products, and specialty systems. GCP products have been used to build some of the world’s most renowned structures. More information is available at www.gcpat.com.

This announcement contains “forward-looking statements,” that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will," “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, statements about expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. Like other businesses, GCP is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks related to: the cyclical and seasonal nature of the industries that GCP serves; foreign operations, especially in emerging regions; changes in currency exchange rates; the cost and availability of raw materials and energy; the effectiveness of GCP’s research and development, new product introductions and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting GCP’s outstanding liquidity and indebtedness, including debt covenants and interest rate exposure; developments affecting GCP’s funded and unfunded pension obligations; warranty and product liability claims; legal proceedings; the inability to establish or maintain certain business relationships and relationships with customers and suppliers or the inability to retain key personnel; and the handling of hazardous materials and the costs of compliance with environmental regulation. These and other factors are identified and described in more detail in GCP's Annual Report on Form 10-K, which has been filed with the U.S. Securities and Exchange Commission and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on GCP’s projections and forward-looking statements, which speak only as the date thereof. GCP undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.